Exhibit 99.1

Mercury Computer Systems Announces Management Change and Reiterates Guidance

CHELMSFORD, Mass. — June 5, 2003 — Mercury Computer Systems, Inc. (NASDAQ: MRCY) today announced that its chief financial officer John (“Jack”) Alexander, II will resign from the Company effective June 27, 2003 and that corporate controller and chief accounting officer, Joseph M. Hartnett, will assume CFO duties on an interim basis. The Company said that Mr. Alexander will assist Mercury through a transition period and that it has initiated an executive search for a permanent CFO.

“We appreciate Jack’s contribution and wish him well in his decision to seek other professional interests,” said Jay Bertelli, president and chief executive officer of Mercury. “Jack helped the Company to improve business processes for greater operational effectiveness. Our business, finances and governance are in excellent condition and Jack leaves behind a strong finance team led by Joe Hartnett that will enable a seamless transition to Mercury’s next CFO.”

“I have made a tough, personal decision and concluded that staying at Mercury is not consistent with my long-term career objectives,” said Mr. Alexander. “We made significant progress in a number of areas over the last year, and I wish Jay and the team all the best for the future and congratulate them on past accomplishments. The most important achievement over the last year was building a very strong finance team that will benefit Mercury well into the future.”

Mr. Hartnett has previously served as corporate controller for several technology companies, including Sycamore Networks and Object Design. Mr. Hartnett is a certified public accountant and his experience includes a six-year tenure as audit manager for the accounting firm Deloitte & Touche.

“The Company has a strong balance sheet and operating cash flow, 49 consecutive quarters of profitability and we are encouraged by program wins across our strategic businesses. As we look to the future, we see a strong commitment by the Department of Defense for increased spending in areas requiring high-performance embedded computing solutions,” said Mr. Bertelli.

“The Company’s senior business and engineering executives have many years of experience in identifying and developing innovative solutions for our customers’ demanding computing requirements,” said Mr. Bertelli. “With this talent, our focus continues to be on expanding Mercury’s share of the business in areas where increased budgets will generate significant revenue growth. This continued growth will require maintaining a superior product-performance position in existing and new markets by developing or acquiring additional proprietary assets.”

Mercury also reiterated its Q4 FY03 guidance of between $43 million and $46 million in revenues and earnings per share of $0.16 to $0.20 on a fully diluted basis. The Company said that it intends to provide FY04 revenue guidance as part of its Q4 FY03 earnings release and conference call scheduled for July 31, 2003.

Forward-Looking Safe Harbor Statement

This press release contains certain forward-looking statements as that term is defined in the Private Securities Litigation Reform Act of 1995, including those relating to anticipated fourth quarter business performance. You can identify these statements by our use of the words “may,” “will,” “should,” “plans,” “expects,” “anticipates,” “continue,” “estimate,” “project,” “intend,” and similar expressions. These forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from those projected or anticipated. Such risks and uncertainties include, but are not limited to, general economic and business conditions, effects of continued geo-political unrest and regional conflicts, competition, changes in technology and methods of marketing, delays in completing various engineering and manufacturing programs, changes in customer order patterns, changes in product mix, continued success in technological advances and delivering technological innovations, shortages in components, production delays due to performance quality issues with outsourced components, and various other factors beyond the Company’s control. These risks and uncertainties also include such additional risk factors as are discussed in the Company’s recent filings with the U.S. Securities and Exchange Commission, including its Quarterly Report on Form 10-Q for the quarter ended March 31, 2003. The Company cautions readers not to place undue reliance upon any such forward-looking statements, which speak only as of the date made. The Company undertakes no obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement is made. The Company may, in its discretion, provide information in future public announcements regarding its outlook that may be of interest to the investment community. The format and extent of future outlooks may be different from the format and extent of the information contained in this release.

About Mercury Computer Systems, Inc.

Mercury Computer Systems, Inc. (NASDAQ: MRCY) is the leading producer of high-performance embedded, real-time digital signal and image processing computer systems. Mercury’s products play a critical role in a wide range of applications, transforming sensor data to information for analysis and interpretation. In military reconnaissance and surveillance platforms the company’s systems process real-time radar, sonar, and signals intelligence data. Mercury’s systems are also used in state-of-the-art medical diagnostic imaging devices including MRI, CT, PET, and digital X-ray, and in semiconductor imaging applications including photomask generation and wafer inspection.

Based in Chelmsford, Massachusetts, Mercury serves customers in North America, Europe and Asia through its direct sales force and a network of subsidiaries and distributors.

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Contacts:

Investor Relations:	Media Relations:

Gary Olin	Troy McCombs
Mercury Computer Systems, Inc.	Coltrin & Associates
978-967-1323	212-221-1616, ext. 105
ir@mc.com	troy_mccombs@coltrin.com

Visit Mercury on the Web: www.mc.com

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